                                                               EXHIBIT 12.2

                            CNA FINANCIAL CORPORATION
                       COMPUTATION OF RATIO OF NET INCOME,
                          AS ADJUSTED, TO FIXED CHARGES

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YEAR ENDED DECEMBER 31                                                   1994       1993       1992       1991       1990
(In millions of dollars, except ratios)
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
Net income...........................................................   $ 36.5     $267.5     $(330.5)   $612.5     $366.5
Add:
 Interest expense, after tax.........................................     45.8       23.6        24.2      25.3       13.1
 Interest element of operating lease rental, after tax...............     12.4       11.8        11.7      11.6       11.1
                                                                         -----      -----       -----     -----      -----
Net income, as adjusted .............................................   $ 94.7     $302.9     $(294.6)   $649.4     $390.7
                                                                         =====      =====       =====     =====      =====

Fixed charges:
 Interest expense, after tax.........................................   $ 45.8     $ 23.6     $  24.2    $ 25.3     $ 13.1
 Interest element of operating lease rental, after tax...............     12.4       11.8        11.7      11.6       11.1
                                                                         -----      -----       -----     -----      -----
Fixed charges .......................................................   $ 58.2     $ 35.4     $  35.9    $ 36.9     $ 24.2
                                                                         =====      =====       =====     =====      =====

Ratio of net income, as adjusted, to fixed charges (1)...............      1.6        8.6        (8.2)     17.6       16.1
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

(1) For purposes of computing this ratio, net income has been adjusted to include fixed charges of consolidated companies, after tax. Fixed charges consist of interest and that portion of operating lease rental expense which is deemed to be an interest factor for such rentals.


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